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                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                   CAPSTAR RADIO BROADCASTING PARTNERS, INC.,



                          PATTERSON BROADCASTING, INC.



                                      AND



                       SBI RADIO ACQUISITION CORPORATION



                                  DATED AS OF



                                  MAY 26, 1998
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                               TABLE OF CONTENTS

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                                                        ARTICLE 1

                                                      DEFINED TERMS

         1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     References and Titles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

                                                        ARTICLE 2

                                               PURCHASE AND SALE OF SHARES

         2.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.3     Payments at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                                                        ARTICLE 3

                                              REPRESENTATIONS AND WARRANTIES

         3.1     Representations and Warranties Regarding the Company . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.2     Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.3     Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE 4

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1     Covenants of the Company and Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2     Negative Trade Balance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.3     Environmental Site Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.4     Broadcast Transmission Interruptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                        ARTICLE 5

                             ADDITIONAL AGREEMENTS OF THE COMPANY AND THE SELLING STOCKHOLDERS

         5.1     No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.2     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3     Compliance With Station Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
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         5.4     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.5     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.6     Resignations of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.7     Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.8     Patterson Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE 6

                                                    COVENANTS OF BUYER

         6.1     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE 7

                                                     MUTUAL COVENANTS

         7.1     Application for FCC Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.2     Control of Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.3     Other Governmental Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.4     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.5     Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.6     Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

                                                        ARTICLE 8

                                                   CONDITIONS PRECEDENT

         8.1     Conditions to Each Party's Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.2     Conditions to Obligation of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE 9

                                                         CLOSING

         9.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.2     Actions to Occur at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
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                                                        ARTICLE 10

                                            TERMINATION, AMENDMENT AND WAIVER

         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                        ARTICLE 11

                                                     INDEMNIFICATION

         11.1    Indemnification of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.2    Indemnification of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.3    Defense of Third-Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         11.4    Direct Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.5    Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE 12

                                                    GENERAL PROVISIONS

         12.1    Survival of Representations, Warranties, and Covenants . . . . . . . . . . . . . . . . . . . . . . .  33
         12.2    No Waiver Relating to Claims for Fraud . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.3    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.4    Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.5    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         12.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         12.7    Expenses and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         12.8    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         12.9    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         12.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.11   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.12   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.13   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.14   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.15   Director and Officer Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.16   No Reversionary Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.17   Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         12.18   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





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SCHEDULES:

Schedule I                --      Stations
Schedule 3.1(b)           --      Subsidiaries
Schedule 3.1(f)(i)        --      Company Reports
Schedule 3.1(f)(ii)       --      Financial Statements
Schedule 3.1(f)(iii)      --      Certain Changes or Events
Schedule 3.1(g)           --      Compliance with Laws; FCC Matters
Schedule 3.1(h)           --      Litigation
Schedule 3.1(i)           --      Insurance
Schedule 3.1(j)           --      Owned Real Property
Schedule 3.1(k)           --      Leased Real Property
Schedule 3.1(l)           --      Personal Property
Schedule 3.1(m)           --      Liens
Schedule 3.1(n)           --      Environmental Matters
Schedule 3.1(o)           --      Certain Agreements
Schedule 3.1(p)           --      Labor
Schedule 3.1(q)           --      Intellectual Property
Schedule 3.1(s)           --      Benefit Plans
Schedule 3.2(c)           --      Seller Conflicts
Schedule 3.3(c)           --      Buyer Conflicts





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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 26, 1998, by and among Patterson Broadcasting, Inc., a Delaware corporation (the "Company"), Capstar Radio Broadcasting Partners, Inc. ("Seller"), and SBI Acquisition Corporation, a Delaware corporation ("Buyer").

                                R E C I T A L S

         A. Seller owns as of the date hereof 76,625.74 shares of the Company's Class A Common Stock, par value $.01 per share (the "Company Common Stock"), representing all of the issued and outstanding capital stock of the Company as of the date of this Agreement, free and clear of all Liens.

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the shares of Company Common Stock (collectively, the "Shares") in consideration of the Purchase Price (hereinafter defined), upon the terms and subject to the conditions set forth herein.

                              A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

         1.1 DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

                 "Accounts Receivable" means the rights of the Company or its subsidiaries to cash payment for the sale of advertising time by the Stations and other amounts that would be classified as an account receivable on the asset side of a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with GAAP, prior to 11:59 p.m. on the day immediately preceding the Closing Date.

                 "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.





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                 "Applicable Laws" means all laws, statutes, rules,
regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the Company or its subsidiaries or the businesses, operations or assets of the Company or its subsidiaries, as they may be in effect on or prior to the Closing.

                 "Applications" has the meaning set forth in Section 7.1.

                 "Barter Time" means the value of time owed under any Trade Deals to which any of the Stations is a party or by which any of them is bound.

                 "Benefit Plans" has the meaning set forth in Section 3.1(s).

                 "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

                 "Buyer" has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

                 "Buyer Indemnified Costs" means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach by the Company or Seller of any of the covenants or agreements (other than breaches of covenants to be performed by the Company after the Closing) of the Company or Seller under this Agreement or any other Transaction Document executed in connection herewith.

                 "Buyer Indemnified Parties" means Buyer and each officer, director, employee, stockholder, and Affiliate of Buyer. After the Closing, the Company and its subsidiaries shall be deemed to be Buyer Indemnified Parties.

                 "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

                 "Certificate of Incorporation" means that certain Certificate of Incorporation of the Company filed with the Secretary of State of Delaware, as amended to date, including without limitation the Certificate of Designations.

                 "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 9.

                 "Closing Date" means the date of the Closing.

                 "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

                 "Communications Act" means the Communication Act of 1934, as amended, and all material rules, regulations, and written policies of the FCC thereunder.

                 "Company" has the meaning set forth in the first paragraph of this Agreement.

                 "Company Common Stock" has the meaning set forth in the recitals.

                 "Company Reports" has the meaning set forth in Section 3.1(f).

                 "Consents" means all governmental consents and approvals, including the FCC Consents, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Shares, or the control of the Company and its subsidiaries and their properties and assets, to Buyer and otherwise to consummate the transactions contemplated hereby.

                 "Contracts" means all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its subsidiaries is a party or is otherwise bound.

                 "Cure Period" has the meaning set forth in Section 10.1(b)(i).

                 "DOJ" means the Department of Justice.

                 "Employees" means all individuals as to whom an employer-employee relationship with the Company or its subsidiaries exists as of the Closing Date.

                 "Environmental Costs or Liabilities" has the meaning set forth in Section 3.1(n).

                 "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may be amended and in effect on or prior to the Closing.





                                       3
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                 "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

                 "ESA" means Phase I or Phase II environmental site assessments.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                 "Existing ESAs" means environmental site assessments conducted on or before the date of this Agreement with respect to the Real Property described on Schedule 3.1(j) and Schedule 3.1(k).

                 "FCC" means the Federal Communications Commission.

                 "FCC Consents" means actions by the FCC (including the Chief, Mass Media Bureau, acting under delegated authority) granting its consent to the transfer of the control of the FCC Licenses for the Stations to Buyer as contemplated by this Agreement.

                 "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to the Company or its subsidiaries and used in the business or operations of the Stations, including those listed on Schedule 3.1(g) and any additions thereto between the date hereof and the Closing Date.

                 "Financial Statements"has the meaning set forth in Section 3.1(f).

                 "Former Employees" means all individuals as to whom an employer-employee relationship with the Company or its subsidiaries existed prior to the Closing Date, but does not exist on the Closing Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

                 "Former Stockholders" means the persons listed as "Selling Stockholders" on Schedule I to the Patterson Agreement.

                 "FTC" shall mean the Federal Trade Commission.

                 "GAAP" means generally accepted accounting principles in the United States.

                 "Goods and Services Amount" means the value of goods and services to be received under any Trade Deals to which any of the Stations is a party or by which any of them is bound.

                 "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.





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                 "Hazardous Substances" has the meaning set forth in Section
3.1(n).

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "IRS" means the Internal Revenue Service of the United States.

                 "Indemnified Costs" means the Buyer Indemnified Costs or Seller Indemnified Costs, as the case may be.

                 "Indemnified Parties" means the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be.

                 "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

                 "Initial Order" means the initial written action or order issued by the FCC setting forth the FCC Consents and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay.

                 "Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents, and all other intellectual property rights whether registered or not, licensed to or owned by the Company or its subsidiaries relating to the business or operations of any Station, including the call letters of each of the Stations and the goodwill related to the foregoing.

                 "Interim Balance Sheet" has the meaning set forth in Section 3.1(f).

                 "Interim Balance Sheet Date" has the meaning set forth in
Section 3.1(f).

                 "IRS" means the Internal Revenue Service of the United States.

                 "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

                 "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party.

                 "Leased Real Property" means all of the Company's or its subsidiaries' leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in





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
the business and operations of the Company or its subsidiaries, including those interests which are identified and described in Schedule 3.1(k).

                 "Licenses" means the FCC Licenses and all Permits issued by any Governmental Entity to the Company or its subsidiaries, including those listed on Schedule 3.1(g).

                 "Liens" has the meaning set forth in Section 3.1(m).

                 "Material Adverse Effect" means a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations or assets (taken as a whole), or liabilities of the Company and its subsidiaries, taken as a whole.

                 "Material Contract" has the meaning set forth in Section
3.1(o).

                 "Minimum Loss" has the meaning set forth in Section 11.5(a).

                 "Multiemployer Plan" has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

                 "Negative Trade Balance" means the amount by which Barter Time exceeds the sum of the Goods and Services Amount.

                 "Non-Permitted Encumbrances" has the meaning set forth in
Section 3.1(j).

                 "Owned Real Property" means those parcels of real property owned in fee and used or held for use by the Company or its subsidiaries as described in Schedule 3.1(j), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of the Company or its subsidiaries in and to any street or other property adjoining any portion of such property.

                 "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by the Company or its subsidiaries.

                 "Patterson Acquisition" means the transactions contemplated by the Patterson Agreement.

                 "Patterson Agreement" means that certain Stock Purchase Agreement, as amended, dated June 12, 1997, by and among Capstar Broadcasting Partners, Inc., the Company and the former stockholders of the Company named therein.





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
                 "Patterson Warranties" means the representations and warranties which the Former Stockholders gave Seller or any of its Affiliates in the Patterson Agreement insofar as such representations and warranties relate to the Stations.

                 "Permits" has the meaning set forth in Section 3.1(n).

                 "Permitted Encumbrances" means (a) statutory liens for current Taxes not yet due and payable, or being contested in good faith by appropriate proceedings, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges, easements, restrictions or other encumbrances incidental to the operation of the Stations or the ownership of the material assets of the Company and its subsidiaries which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the material assets of the Company and its subsidiaries or materially interfere with the use thereof or the operation of the Stations, in each case taken as a whole, (e) liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the material assets of the Company and its subsidiaries or the continuation of the operation of the Stations, (f) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business,
(h) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, and (i) public utility easements of record, in customary form, to serve the Real Property.

                 "Permitted Liens" has the meaning set forth in Section 3.1(m).

                 "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

                 "Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible property which is owned or leased by the Company or its subsidiaries and which is used or held for use in their respective businesses or operations, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1.

                 "Purchase Price" means the consideration payable by Buyer as provided in Section 2.2 hereof.

                 "Real Property" means the Leased Real Property and the Owned Real Property.

                 "Schedules" means the Schedules attached hereto.

                 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                 "Seller" has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

                 "Seller Date" means the date of the closing of the Patterson Acquisition.

                 "Seller Indemnified Costs" means (i) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of Seller Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith, (ii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of Seller Indemnified Parties incurs and that arise out of any breach by Buyer of any of the covenants or agreements under this Agreement or any other Transaction Documents and (iii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of Seller Indemnified Parties incurs and that arise out of any breach by the Company or its subsidiaries of a covenant or agreement to be performed after the Closing.

                 "Seller Indemnified Parties" means each of the Company and its subsidiaries and Seller and each officer, director, employee, stockholder, and Affiliate of Seller; provided, however, that the Company and its subsidiaries will be deemed to be Seller Indemnified Parties only before the Closing Date.

                 "SFX Merger" means the transactions contemplated by that certain Agreement and Plan of Merger dated August 24, 1997, as amended, by and among SBI Holding Corporation, Buyer and SFX Broadcasting, Inc.

                 "Shares" has the meaning set forth in the recitals.

                 "Station Licenses" has the meaning set forth in Section
3.1(g).

                 "Stations" means the full service radio broadcast stations and FM translator stations owned by the Company as of the date of this Agreement, which are listed on Schedule I, and any full service radio broadcast stations and FM translator stations acquired by the Company or its subsidiaries prior to the Closing.

                 "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 "Tax" (or "Taxes") means (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its subsidiaries for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of its subsidiaries with respect to the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

                 "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which the Company or any of its subsidiaries is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of its subsidiaries is included.

                 "Title Company" means a title insurance company selected by Buyer.

                 "Trade Deals" means the exchanges by the Stations of their advertising time for goods or services, other than in connection with the licensing of programs and programming material.

                 "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of any Station, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto owned by the Company or its subsidiaries.

                 "Transaction Documents" means this Agreement and all other documents to be executed by any of the Company, Seller, or Buyer in connection with the consummation of the transactions contemplated in this Agreement.

                 "Voting Debt" has the meaning set forth in Section 3.1(c).

                 "Welfare Benefit Plans" has the meaning set forth in Section 3(1) of ERISA.

         1.2 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.


                                   ARTICLE 2

                          PURCHASE AND SALE OF SHARES

         2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing (hereinafter defined), Seller shall sell to Buyer, and Buyer shall purchase from such Seller, the Shares, free and clear of all Liens.

         2.2 PURCHASE PRICE. The purchase price payable by Buyer to Seller in consideration for the sale of the Shares shall be an amount equal to Two Hundred Twenty Three Million Five Hundred Thousand Dollars ($223,500,000) (the "Purchase Price").

         2.3 PAYMENTS AT CLOSING. At the Closing, subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall pay or cause to be paid to Seller cash, via wire transfer of immediately available funds to an account designated by Buyer, in an amount equal to the Purchase Price;


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company and Seller, jointly and severally, represent and warrant to Buyer as of the date hereof as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement); provided, however, that for purposes of this Agreement, (i) any representations or warranties given pursuant to Sections 3.1(f) through 3.1(t) shall be deemed made with respect to events, act or omissions occurring or conditions coming into existence on or after the Seller Date, (ii) Seller shall not be deemed to be in breach of this Agreement to the extent such representations or warranties contained in Sections 3.1(f) through 3.1(t) are inaccurate due to events, acts, or omissions occurring or existing or conditions occurring or existing prior to the Seller Date that do not constitute a material breach by Seller of any covenants in this Agreement,
(iii) the Schedules to this Agreement are based upon information provided to Seller in connection with the Patterson Agreement, and (iv) Seller shall be permitted to update any Schedule referred to in Sections 3.1(f) through 3.1(u) to the extent any such Schedule is inaccurate under the circumstances described in the foregoing clause (ii).

                 (a) Organization, Good Standing, Etc. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except to the extent that the failure to be so qualified would not have a Material Adverse Effect. The Company has delivered to Buyer true and complete copies of its Certificate of Incorporation and Bylaws, as in effect at the date of this Agreement. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

                 (b) Subsidiaries of the Company. Schedule 3.1(b) sets forth a true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Except as set forth in Schedule 3.1(b), all outstanding shares of capital stock of, or other ownership interests in, each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens. Except as disclosed on Schedule 3.1(b), the Company does not own, directly or indirectly, any subsidiaries or own, or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture, association, limited liability company, trust or other entity. Each subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except to the extent that any failure to be so qualified would not have a Material Adverse Effect.

                 (c)      Capital Structure.   The authorized capital stock of
the Company consists of 200,000 shares of Class A Common Stock, 200,000 shares of Class B Common Stock and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), of which 25,000 shares are designated as Series A Preferred Stock. As of the date of this Agreement, there are 76,625.74 shares of Class A Common Stock and no shares of Class B Common Stock issued and outstanding and no shares of Common Stock are held by the Company in its treasury. As of the date of this Agreement, there are no shares of Series A Preferred Stock issued and outstanding. No shares of capital stock of the Company are reserved for issuance for any other purpose other than shares of Class B Common Stock reserved for issuance upon the conversion of such shares into Class A Common Stock. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of Common Stock may vote, except as permitted under the Certificate of Designations. There are no options, warrants, calls, rights, commitments, or agreements of any character to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver, or sell, or cause to be, issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of Common Stock or other capital stock of the Company. There are no outstanding contractual obligations of any of the Company's subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of such subsidiaries. All the issued and outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Upon Buyer's acquisition of the Shares at the Closing pursuant to the terms and conditions of this Agreement, Buyer will own 100% of the issued and outstanding capital stock of the Company and all securities convertible into, exercisable for or exchangeable into capital stock of the Company, excluding any capital stock or other securities of the Company that Buyer or any of its Affiliates causes to be issued at or after the Closing.

                 (d) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which the Company is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Company. The Transaction Documents to which the Company is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents to which the Company is a party do not and the performance by the Company of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations and permits and making the filings described in this
Section 3.1(e) or on Schedule 3.1(o), violate, conflict with, or result in any breach of any provision of the Company's Certificate of Incorporation or Bylaws, violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of the Company or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the material assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which it or any of the material assets of the Company or any of its subsidiaries is bound except to the extent that such violation, conflict, breach, default, termination, acceleration, loss of benefit, repurchase or creation of a Lien, charge, security interest, or encumbrance would not have a Material Adverse Effect, or violate any material order, writ, judgment, injunction, decree, statute, law, rule, or regulation of any Governmental Entity applicable to the Company or any of its subsidiaries or by which or to which any of the material assets of the Company or any of its subsidiaries is bound or subject, except to the extent that such violation would not have a Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required by or with respect to the Company or any Affiliate thereof in connection with the execution and delivery of any Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 3.1(o) or for the filing of a premerger notification report under the HSR Act, and the expiration or termination of any waiting period in connection therewith and the FCC

Consents (as contemplated by Section 7.1 hereof) and notification to the FCC upon consummation of the transactions contemplated in this Agreement.

                 (f) Reports; Financial Statements; Absence of Certain Changes or Events.

                          (i)     Except as set forth on Schedule 3.1(f), all
material forms, reports, statements and other documents with respect to the Stations that are required to be filed with the FCC or any and all other Governmental Entities (the "Company Reports") have been duly filed, except for failures to file that would not have a Material Adverse Effect. The Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

                          (ii)    The Company has delivered to Buyer copies of
its internally prepared unaudited consolidated balance sheet of the Company as of December 31, 1997 and its internally prepared unaudited consolidated income statement of the Company for the year then ended, together with copies of the internally prepared unaudited consolidated balance sheet (the "Interim Balance Sheet") of the Company as of March 31, 1998 (the "Interim Balance Sheet Date") and its internally prepared unaudited consolidated statement of income of the Company for the period then ended (the "Interim Income Statement") (collectively, the "Financial Statements"). As of the date of this Agreement to the Company's Knowledge, except as set forth on Schedule 3.1(f)(ii), the Financial Statements present fairly, in all material respects, the financial position and results of operations of the Stations as of December 31, 1997 and March 31, 1998, as the case may be, and for the year or period then ended in conformity with GAAP, except for the absence of footnotes and except that the Interim Balance Sheet and the Interim Income Statement may not have been prepared in accordance with GAAP and may not contain the disclosure required by GAAP.

                          (iii)   As of the date of this Agreement, to the
Company's Knowledge and except as set forth on Schedule 3.1(f)(iii), from the Interim Balance Sheet Date to the date of this Agreement, there has been no:

                                  (A)      physical damage, destruction or loss
in an amount exceeding $1,117,500 in the aggregate affecting the material assets of the Company and its subsidiaries which is not covered by insurance or not remedied within 30 days;

                                  (B)      increase in compensation payable or
to become payable to any of the employees of the Company, or any material change in insurance benefits or other compensation arrangements affecting the employees of the Company (other than increases in wages and salaries or bonus payments made pursuant to employment agreements or in the ordinary course of business and consistent with past practice); or

                                  (C)      any waiver of any rights by the
Company under any Contract, which waiver has had a Material Adverse Effect.

                 (g)      Compliance with Applicable Laws: FCC Matters.

                          (i)     Except as set forth on Schedule 3.1(g), the
business of the Company and its subsidiaries has been conducted in compliance in all material respects with each Applicable Law except where the failure to comply would not have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.1(g), the Stations have been operated in compliance in all material respects with the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder (collectively, the "Communications Act"), all material obligations with respect to equal employment opportunity under Applicable Laws, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by a Station except where the failure to comply would not have a Material Adverse Effect. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of each Station is in such files, except for such materials the failure to include such would not have a Material Adverse Effect.

                          (ii)    Schedule 3.1(g) contains a true and complete
list of all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and all other material licenses, permits, or authorizations issued to the Company or any of its subsidiaries by any other Governmental Entities and held by it as of the date of this Agreement. Such FCC Licenses, and other material licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new material licenses, permits, permissions or authorizations at the date of grant, are collectively referred to herein as the "Station Licenses." Schedule 3.1(g) accurately lists as of the date of this Agreement the legally authorized holder(s) of the Station Licenses. The Station Licenses constitute all the material licenses, permits, and authorizations required for the operation of each of the Stations and the business of the Company and each of its subsidiaries as of the date of this Agreement, and each of the Station Licenses is in full force and effect. The business of the Company and each of its subsidiaries have been operated in all material respects in accordance with the terms of its Station Licenses and the Company and each of its subsidiaries is otherwise in compliance with the terms of such Station Licenses in all material respects. Except as set forth on Schedule 3.1(g), there are no proceedings pending against the Company or any of its subsidiaries or, to the Knowledge of the Company and Seller, threatened, with respect to the Company's or any of its subsidiaries ownership or operation of any Station which has resulted in or would result in the revocation, material adverse modification, non- renewal, or suspension of any of the Station Licenses by reason of the actions or qualifications of the Company or any of its subsidiaries, the denial of any pending applications for any Station Licenses by reason of the actions or qualifications of the Company or any of its subsidiaries, the issuance against the Company or any of its Subsidiaries of any cease and desist order, or the imposition of any administrative actions (which shall include the proposed assessment of any fines or penalties) by the FCC or any other Governmental Entity with respect to any Station Licenses, or which has materially adversely affected or would materially adversely affect any Station's ability to operate as operated on the date of this Agreement or Buyer's ability to obtain control of any Station Licenses or to operate any Station. Except as set forth on
Schedule 3.1(g), to the Knowledge of the Company and

Seller, no other broadcast station or radio communications facility is causing material interference to any Station's transmissions beyond that which is allowed by FCC rules and regulations and no Station is causing material interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations.
To the Knowledge of the Company and Seller, except as set forth on Schedule 3.1(g), there is no reason to believe that the FCC will not renew any of the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of the Company and Seller, except as set forth on Schedule 3.1(g), there are no facts relating to the Company or any of its subsidiaries under the Communications Act that have disqualified or would disqualify the Company or any of its subsidiaries from transferring control of any of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by the Company of the transactions contemplated by this Agreement.

                 (h)      Absence of Litigation.  Except as set forth on
Schedule 3.1(h), there is no material action, suit, investigation, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company and Seller, threatened against the Company or any of its subsidiaries or any of the material assets of the Company or any of its subsidiaries by or before any arbitrator or Governmental Entity, in each case that would have a Material Adverse Effect. Except as set forth in Schedule 3.1(h), there is no judgment, decree, injunction, order, determination, or award of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries or any of the material assets of the Company or any of its subsidiaries. Except as set forth on Schedule 3.1(h), there is no action, suit, judicial or administrative proceeding pending or, to the Knowledge of the Company and Seller, threatened against the Company or any of its subsidiaries relating to the transactions contemplated by this Agreement.

                 (i) Insurance. Except as set forth on Schedule 3.1(i), the policies of general liability, malpractice liability, fire, theft, and other insurance maintained with respect to the operations, assets or business of the Company and each of its subsidiaries provide adequate coverage against loss. Except as set forth on Schedule 3.1(i), to the Knowledge of the Company and Seller, neither the Company nor any of its subsidiaries has taken actions or failed to act in a manner, including the failure by the Company or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which would limit or impair the rights of the Company or any of its subsidiaries under any such insurance policies in such a manner as would have a Material Adverse Effect.

                 (j) Owned Real Property. Schedule 3.1(j) contains a list of all the Owned Real Property. Except as set forth on Schedule 3.1(j), the Company has good and marketable, fee simple, title in and to the Owned Real Property. Except as set forth on Schedule 3.1(j), the Company or a subsidiary of the Company has sufficient title to such easements, rights of way, and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way, and the improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Station(s) operated thereon to be operated in the ordinary course. Neither the Company nor any of its subsidiaries has received written notice of any pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of the Company and Seller, except as set forth on Schedule 3.1(j), no such action is threatened. Except as set forth on Schedule 3.1(j), the material improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and each of its subsidiaries to be operated in the ordinary course. Except as set forth on
Schedule 3.1(j), there are no lessees or tenants at will in possession of any portion of any of the Owned Real Property other than the Company or its subsidiaries, whether as lessees, tenants at will, trespassers or otherwise. Except as set forth on Schedule 3.1(j), the current use of the Owned Real Property by the Company and its subsidiaries does not violate in any material respect any restrictive covenants of record affecting any of the Owned Real Property.

                 (k) Leased Real Property. Schedule 3.1(k) contains a list of all the leasehold interests relating to the business and operations of each of the Company and its subsidiaries as now conducted. Each lease described in Schedule 3.1(k) is a valid and binding obligation of the Company or a subsidiary of the Company and is in full force and effect without amendment other than as described in Schedule 3.1(k). Except as otherwise disclosed on Schedule 3.1(k), neither the Company nor any of its subsidiaries is, and to the Knowledge of the Company and Seller, no other party is, in default in any material respect under any lease described in Schedule 3.1(k).

                 (l) Personal Property. Except as set forth on Schedule 3.1(l), the Company or a subsidiary of the Company has good title to, or a valid leasehold or license interest in, all material Personal Property. Except as otherwise disclosed in Schedule 3.1(l), the Personal Property is in good operating condition and repair (ordinary wear and tear excepted). EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 (m) Liens and Encumbrances. All of the material assets of the Company and its subsidiaries are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except Permitted Encumbrances and (ii) Liens set forth on Schedule 3.1(m) (the Liens referred to in clauses
(i) and (ii) being "Permitted Liens"). At the Closing, all of the Assets shall be free and clear of all Liens other than Permitted Encumbrances.

                 (n)      Environmental Matters.  Except as set forth on
Schedule 3.1(n) or expressly disclosed in the Existing ESAs, to the Knowledge of the Company:

                          (i)     The Owned Real Property and the Leased Real
Property and the operations of the Company and its subsidiaries thereon comply in all material respects with all applicable Environmental Laws, except to the extent that lack of such compliance would not have a Material Adverse Effect;

                          (ii)    No judicial proceedings are pending or, to
the Knowledge of the Company and Seller, threatened against the Company or any of its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of the Company and Seller, threatened against the Company or any of its subsidiaries, alleging the violation of any Environmental Laws and no written notice from any Governmental Entity or any private or public person has been received by the Company or any of its subsidiaries claiming any violation of any Environmental Laws in connection with any Owned Real Property or Leased Real Property by the Company or any of its subsidiaries, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any Owned Real Property or Leased Real Property by the Company or any of its subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving such notice;

                          (iii)   All material permits, registrations, licenses
and authorizations ("Permits") required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Laws in connection with the operation of the Stations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances (as such term is defined in Section 3.1(n)(iv) hereof), have been duly obtained or filed, and the Company and its subsidiaries are in full compliance in all material respects with the terms and conditions of all such Permits, except to the extent that the failure to obtain or file any such Permit would not have a Material Adverse Effect;

                          (iv)    All Hazardous Substances used or generated by
the Company or any of its subsidiaries on, in or under any of the Owned Real Property or Leased Real Property are generated, stored, used, treated, disposed of and released by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities, other than those Environmental Costs and Liabilities that would not have a Material Adverse Effect. "Hazardous Substances" means any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; PCBs, or PCB-containing materials, or fluids; radon; any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent or solid, liquid or gaseous waste regulated under any Environmental Law; any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and any underground storage tanks, dikes or impoundments as defined under any Environmental Laws.

"Environmental Costs or Liabilities" means any material losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with any violation of any Environmental Laws, order of, or contract of the Company with, any Governmental Entity or any private or public persons or a claim by any private or public person arising out of any exposure of any person or property to Hazardous Substances;

                          (v)     There are not any Hazardous Substances that
are in a condition or location that violates any Environmental Law or that has required or would require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities, except for violations, required remediation, damages or compensation that would not have a Material Adverse Effect; and

                          (vi)    Neither the Company nor any of its
subsidiaries has received any notification from any source advising the Company
or any of its subsidiaries that:   it is a potentially responsible party under
CERCLA or any other Environmental Laws; any real property or facility currently or previously owned, operated or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state- equivalent) site; and any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

                 (o)      Certain Agreements.

                          Schedule 3.1(o) hereto lists (excluding advertising contracts or commitments for the sale of advertising time for cash entered into in the ordinary course of business and Contracts referred to in Schedule 3.1(o)) each (i) employment Contract (unless such employment Contract is terminable without liability or penalty on 30 days or less notice), (ii) Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, (iii) other Contract that is material to the operation of the Stations or to the Company's or its subsidiaries businesses, and (iv) Contracts set forth on Schedule 3.1(k) (relating to leasehold interests) in any such case to which the Company or any of its subsidiaries is a party or the Company or any of its subsidiaries is bound (such Contracts listed or required to be listed on Schedule 3.1(o) and 3.1(p), the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company and is in full force and effect. The Company and its subsidiaries and, to the Knowledge of the Company and Seller, each other party to such Material Contracts (with or without lapse of time or the giving of notice, or both) is not in material breach or default thereunder, except for breaches or defaults that would not have a

         Material Adverse Effect. Schedule 3.1(o) identifies, as to each such Material Contract listed thereon, (A) (1) whether the consent of the other party thereto is required and (2) whether notice must be provided to any party thereto (and the length of such notice), in each case in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby, (B) whether such Contract will be an Assumed Contract and (C) whether such Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby.

                 (p) Labor. Except as set forth on Schedule 3.1(p), neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement. Except as set forth on Schedule 3.1(p), the Company has no written notice of any charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to the Company's and Seller's Knowledge, threatened against it or any of its subsidiaries.

                 (q) Intellectual Property. Schedule 3.1(q) is a true and complete list of all of the Intellectual Property as of the date of this Agreement. Except as set forth on Schedule 3.1(q), the Company owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Intellectual Property. Except as set forth on Schedule 3.1(q), to the Knowledge of the Company and Seller, the Company is not infringing any such Intellectual Property, and the Company is not aware of any infringement by others of any of the Intellectual Property owned by the Company.

                 (r)      Taxes.

                          (i) Returns and Reports. All Tax returns and reports required to be filed by or for the Company prior to the date hereof have been duly and timely filed, or extensions of time within which to file such returns have been obtained.

                          (ii) Payment. The Company has paid or made adequate provision for the payment of all material Taxes for which the Company is liable for payment, insofar as such Taxes result from operations or activities during periods ending on or prior to the date hereof, (A) all Tax deficiencies assessed against the Company as a result of any examination of Tax returns of the Company have been paid, and (B) the Company is not, as of the date hereof, the subject of any audit or other proceeding in which any deficiency in payment of Taxes for which the Company may be directly or indirectly liable has been proposed.

                          (iii) Extensions. No agreements, waivers, or other arrangements exist providing for an extension of time with respect to payment by, or assessment against, the Company of any Tax.

                          (iv) Proceedings. No suits, actions, claims, or proceedings have been asserted as of the date hereof against the Company in respect of any Tax.

                          (v) Tax Liens. There are no Tax Liens as of the date hereof upon any of the assets reflected on the latest balance sheet included in the Financial Statements, except for statutory liens for Taxes not yet due or delinquent.

                 (s) ERISA. Set forth on Schedule 3.1(s) hereto is a true and complete list of: each employee benefit plan (within the meaning of section 3(3) of ERISA) which is either (i) maintained by the Company or any of its subsidiaries, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions, and to which the Company or any of its subsidiaries is making or accruing an obligation to make contributions as of the date of this Agreement (collectively, the "Benefit Plans"). The terms of each of the Benefit Plans that is intended to qualify under Section 401(a) of the Code, are in substantial compliance with the qualifications requirements of the Code. To the knowledge of the Company and Seller, neither the Company, any of its subsidiaries, Seller, nor any officer of the Company, any of its subsidiaries, or Seller, nor any Benefit Plan or trust created thereunder, has engaged in any uncorrected "prohibited transaction," as defined in Code section 4975 or ERISA section 406 which could reasonably be expected to result in material liability to the Company or any of its subsidiaries. Except as disclosed on Schedule 3.1(s) hereto, the Company is not a contributing employer to any "multiemployer plan," as defined in ERISA sections 3(37) or 4001(a)(3). There is no pending or, to the Company's or Seller's knowledge, threatened litigation or claim (other than a routine claim for benefits made in the ordinary course of plan administration) relating to a Benefit Plan or fiduciary with respect to a Benefit Plan in connection with such fiduciaries actions or omissions in connection with such Benefit Plan. No Benefit Plan is a single-employer defined benefit plan. With respect to all Benefit Plans, the Company is in material compliance with the requirements of ERISA concerning the filing of annual reports and the distribution of descriptions and the continuation coverage requirements of COBRA set forth in ERISA sections 601-608 and Code section 4980B(f).

                 The foregoing notwithstanding, all representations made by the Company or Seller in this Section 3.1(s) with respect to any multi-employer plan are made only to the extent of the Company's or the Seller's Knowledge.

                 (t) Accounts Receivable. All material Accounts Receivable arose in the ordinary and usual course of business of the Company.

                 (u) Patterson Agreement. Except as set forth on Schedule 3.1(u), the Company has no Knowledge of the occurrences or failure to occur of any event that has caused any Patterson Warranty to be untrue or inaccurate in any material respect or the breach or nonperformance by any Former Stockholder in any material respect of any covenant or agreement contained in the Patterson Agreement which could reasonably be expected to have a Material Adverse Effect, and neither the

Company nor any of its Affiliates has executed any waivers in respect of any such untruth, inaccuracy, breach or nonperformance.

         3.2 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                 (a) Owner of Shares. As of the date of this Agreement, Seller is the holder of record and owns beneficially all of the Shares, and, as of the Closing Date, will be the holder of record and will own beneficially all of the Shares, free and clear of all Liens. At the Closing, Buyer will receive good and valid title to the Shares, free and clear of all Liens.

                 (b) Authority. Seller has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and such Transaction Documents and the consummation by Seller of the transactions contemplated hereby or thereby have been, or upon execution and delivery will be, duly and validly executed and delivered by Seller and constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by Seller do not, and the performance by Seller of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section or otherwise described on Schedule 3.2(c), (i) violate, conflict with, or result in any breach of any provision of Seller's Certificate of Incorporation or Bylaws, violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Seller or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any Lien upon any of the material assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement or other instrument or obligation to which Seller is a party or by which it, the Company or its subsidiaries or any of the material assets of the Company or any of its subsidiaries is bound except to the extent that such violation, conflict, breach, default, termination, acceleration, loss of benefit, repurchase or creation of a Lien, charge, security interest or encumbrance would not have a Material Adverse Effect, or (ii) violate any material order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Seller or by which or to which the Company or its subsidiaries or any of the material assets of the Company or any of its subsidiaries is bound or subject, except to the extent that such violation would not have a Material Adverse Effect. No Consent of or registration, declaration, or filing with any Governmental Entity is required by or with respect to Seller or any Affiliate thereof in connection with the execution and delivery of any Transaction Documents by Seller or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 3.2(c) or for (A) the filing of a premerger notification report under the HSR Act, and the expiration or termination of any waiting period in connection therewith, (B) the FCC Consents (as contemplated by Section 7.1 hereof) and notification to the FCC upon consummation of the transactions contemplated in this Agreement and (C) applicable requirements , if any, of the Securities Act and the Exchange Act and state securities laws or "blue sky" laws.

         3.3 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

                 (a) Organization, Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                 (b) Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (c) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party do not, and the performance by Buyer of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section or otherwise described on Schedule 3.3(c), (i) violate, conflict with, or result in any breach of any provisions of Buyer's Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Buyer is a party or by which it or any of its assets is bound, or (iii) violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation, of any Governmental Entity binding upon Buyer or by which or to which any of its assets is bound or subject. No Consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for (A) the FCC Consents (as contemplated by Section 7.1) and notification to the FCC upon consummation, (B) the filing of a premerger notification report and any other filing required under the HSR Act and the expiration or termination of any waiting period in connection therewith, and (C) applicable requirements, if any, of the Securities Act and the Exchange Act and state securities or blue sky laws.

                 (d) Litigation. There is no claim, action, suit, inquiry, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it relating to the transactions contemplated by this Agreement or any other Transaction Documents.

                 (e) FCC Matters. To the Knowledge of Buyer, there are no facts relating to Buyer under the Communications Act that have disqualified or reasonably may be expected to disqualify it from obtaining control of the Stations' Licenses or that would prevent it from consummating the transactions contemplated by this Agreement pursuant to the terms of this Agreement. Buyer is able to certify on an FCC Form 315 that it is financially qualified.

                 (f) Investment Intent. The Shares to be acquired by Buyer are being acquired for its own account, for investment and with no intention of distributing or reselling such Shares or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction.


                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1 COVENANTS OF THE COMPANY AND SELLER. Except as contemplated by or otherwise permitted under this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, the Company and Seller, jointly and severally, covenant and agree with Buyer that the Company shall not and shall cause its subsidiaries not to, and Seller shall cause the Company or either of its subsidiaries not to:

                 (a) conduct its business in any manner except in the ordinary course consistent with past practice of the Company and its subsidiaries; or

                 (b) fail to use its commercially reasonable efforts to preserve intact the Company's and its subsidiaries' present business organization and preserve its relationships with customers, suppliers and others having business dealings with it; or

                 (c) fail to use commercially reasonable efforts to maintain the material assets of the Company and its subsidiaries in their current condition, except for ordinary wear and tear and damage by casualty, confiscation, or condemnation governed by Section 7.5; or

                 (d) fail to use all commercially reasonable efforts to maintain the present format of the Stations; or

                 (e) except for amendments, terminations, and renewals of employment agreements in the ordinary course of business, materially amend, terminate, or fail to use all commercially reasonable efforts to renew any Material Contract (provided that the Company or its subsidiaries shall not be required to renew any Material Contract on terms that are less favorable to the Company or its subsidiaries), or default in any material respect under any Material Contract; or

                 (f) merge or consolidate with or into any other legal entity, dissolve, or liquidate; or

                 (g) except as required by law or by the terms and provisions of written Contracts between the Company or its subsidiaries and an employee thereof as in existence on March 31, 1998, establish, adopt or enter into any Benefit Plan or collective bargaining agreement; or

                 (h) except as required by applicable law, amend or take any other actions, including, but not limited to, acceleration of vesting and waiver of performance criteria, with respect to any Benefit Plan; or

                 (i) sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any material assets of the Company or its subsidiaries except in the ordinary course of business and consistent with past practice (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an asset or assets having an aggregate fair market value in excess of $1,117,500; or

                 (j) mortgage, pledge, or subject to any material Lien, other than Permitted Liens, any material assets of the Company or its subsidiaries; or

                 (k) split, combine, divide, distribute, or reclassify any shares of its capital stock, declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase, or otherwise acquire any shares of its capital stock or other securities; or

                 (l) issue, sell, pledge, dispose of, encumber, or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates); or

                 (m)      change or amend its charter documents or bylaws; or

                 (n) incur or assume any long-term debt (including obligations in respect of capital leases and for interest), assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances, or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business); or

                 (o) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting; or

                 (p) enter into, or enter into negotiations or discussions with any person other than Buyer with respect to any local marketing agreement, time brokerage agreement, joint sales agreement or any other similar agreement; or

                 (q) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

         4.2 NEGATIVE TRADE BALANCE. The Company and its subsidiaries shall use commercially reasonable efforts to ensure that the Negative Trade Balance of the Stations does not exceed $1,125,000 in the aggregate at the Closing Date.

         4.3 ENVIRONMENTAL SITE ASSESSMENTS. If there is not an Existing ESA with respect to any transmission site or other real properties and facilities owned, operated or leased by the Company or its subsidiaries, or if an Existing ESA is not current or satisfactory, in the reasonable judgment of Buyer, then, upon written notice from Buyer to the Company identifying the locations at which such ESAs are required, the Company and Seller shall cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Buyer and the Company an ESA at each identified transmission site owned, operated, or leased by the Company or its subsidiaries and at such other identified real properties and facilities owned, operated, or leased by the Company or its subsidiaries. The ESAs which are to be conducted for the benefit of Buyer shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. The Company and Seller covenant and agree that, upon receipt of the notice referred to above, the Company shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I ESA reports (and, if applicable, Phase II ESA reports) made available to Buyer by no later than 45 days following the date on which the Company receives the notice referred to above. The cost of any Phase I or Phase II ESA shall be borne by Buyer.

         4.4 BROADCAST TRANSMISSION INTERRUPTIONS. If before the Closing, the regular broadcast transmission of any of the Stations is interrupted for a period of 24 hours or more, excluding normal and routine maintenance, Seller shall give prompt written notice thereof to Buyer.


                                   ARTICLE 5

                            ADDITIONAL AGREEMENTS OF
                    THE COMPANY AND THE SELLING STOCKHOLDERS

         5.1 NO SOLICITATION OF TRANSACTIONS. None of the Company, its subsidiaries or Seller shall, nor shall they permit their respective subsidiaries or Affiliates to (and Seller shall cause the Company and its subsidiaries not to), directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of the Company or its subsidiaries or any equity interest in the Company or its subsidiaries or any merger, consolidation, share exchange, business combination, or other similar transaction with the Company or its subsidiaries or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company, its subsidiaries and each Seller immediately shall, and Seller shall cause the Company and its subsidiaries to, cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.2 ACCESS AND INFORMATION. (a) Until the Closing, subject only to applicable rules and regulations of the FCC and provided that Buyer shall agree to be bound by any confidentiality provisions of any Material Contracts, the Company shall, and Seller shall cause the Company to, afford to Buyer and its representatives (including accountants and counsel) reasonable access during normal business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of the business of the Company and its subsidiaries, to all properties, books, records, and Tax Returns of the Company and its subsidiaries and all other information with respect to its business, together with the opportunity, at Buyer's sole cost and expense, to make copies of such books, records, and other documents and to discuss the business of the Company and its subsidiaries with such officers, directors, station managerial personnel (including the Station Management), accountants, consultants and counsel for the Company and its subsidiaries as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with the Company, its subsidiaries and the Stations, including the right to visit the Stations.

                 (b) Within 30 days after the end of each calendar month, the Company shall, and Seller shall cause the Company to, deliver to Buyer for each Station and for the Company and its subsidiaries monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes.

         5.3 COMPLIANCE WITH STATION LICENSES. The Company and Seller shall cause the Stations to be operated in accordance with their respective Station Licenses and all applicable rules and regulations of the FCC and in compliance with all other applicable laws, regulations, rules, and orders. The Company, its subsidiaries and Seller shall use all commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified, or terminated. The Company shall, and Seller shall cause the Company to, file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses or any forfeiture proceedings, the Company shall, and Seller shall cause the Company to, use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. The Company shall, and Seller shall cause the Company to, use all commercially reasonable efforts to maintain the FCC construction permits (if any) listed in
Schedule 3.1(g) in effect until the applicable construction projects are timely completed and to diligently prosecute all pending FCC applications listed in
Schedule 3.1(g). If the Company (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation by the Company or its subsidiaries of the rules and regulations of the FCC, or of any other Governmental Entity, or should the Company or Seller obtain Knowledge of any fact relating to the qualifications of the Company or a Seller that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the FCC Licenses, the Company shall, and Seller shall cause the Company to, promptly notify Buyer in writing and use all commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         5.4 NOTIFICATION OF CERTAIN MATTERS. The Company or Seller shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused or that would be likely to cause any representation or warranty of the Company or Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of the Company, its subsidiaries or Seller or any officer, director, employee or agent of the Company or its subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) any representation or warranty of the Former Stockholders pertaining to the Stations contained in the Patterson Agreement to be untrue or inaccurate in any material respect, or the breach or nonperformance by Patterson of any covenant or agreement contained therein. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.5 THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, the Company shall, and Seller shall cause the Company to, use all commercially reasonable efforts, including making any required payments, to obtain the written consent from any party to a Material Contract or other Contract that is required to permit the consummation of the transactions contemplated hereby or that is required to prevent a breach of such Material Contract or the creation of the right to terminate such Material Contract.

         5.6 RESIGNATIONS OF DIRECTORS AND OFFICERS. If requested by Buyer, the Company, its subsidiaries and Seller shall cause all directors and officers of the Company and its subsidiaries to deliver their written resignations to Buyer, which resignations shall be effective on or before the Closing (assuming Buyer elects one or more duly qualified directors to replace such resigning directors at the Closing) and shall be in form and substance satisfactory to Buyer.

         5.7 BANK ACCOUNTS. If requested by Buyer, the Company shall, and Seller shall cause the Company to, take all actions necessary to remove the existing signatories to all bank accounts of the Company and its subsidiaries as of the Closing Date and to replace such signatories effective as of the Closing Date with individuals to be designated at least two days prior to the Closing Date by Buyer.

         5.8 PATTERSON INDEMNIFICATION. If requested by Buyer, the Company and Seller shall use commercially reasonable efforts to enforce its right to indemnification with respect to the Stations under the Patterson Agreement. Seller shall use commercially reasonable efforts to provide Buyer with the benefit of the Patterson Warranties. Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the benefits from any recovery under the Patterson Agreement with respect to the Stations; provided, however, that Buyer shall undertake, in a manner acceptable to Seller, to pay or satisfy any and all expenses, costs and liabilities incurred by Seller in connection with its compliance with this
Section 5.8.



                                   ARTICLE 6

                               COVENANTS OF BUYER

         6.1 NOTIFICATION OF CERTAIN MATTERS. If Buyer (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer (or its FCC counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Buyer shall promptly notify the Company thereof and shall use all commercially reasonable efforts to take such steps as are necessary to remove any such impediment to the transactions contemplated by this

Agreement, provided, however, that Buyer shall not be required to divest itself, or cause any Affiliate thereof to divest itself, of any media business or interest therein. In addition, Buyer shall give to the Company prompt written notice of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Buyer or any officer, director, employee or agent of Buyer, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.


                                   ARTICLE 7

                                MUTUAL COVENANTS

         7.1 APPLICATION FOR FCC CONSENTS. The Company, Seller and Buyer have filed with the FCC requesting the FCC's written consent to the transfer of the FCC Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the FCC Consents. The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement; provided, however, that Buyer shall not be required pursuant to this Section 7.1 to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein.

         7.2 CONTROL OF STATIONS. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, the Company shall, directly or indirectly, supervise and control the operation of the Stations. Such operation shall be the sole responsibility of the Company.

         7.3 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall (a) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date and (b) make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws. Nothing in this Section 7.3 shall require Buyer to divest itself or to cause any Affiliate thereof to divest itself of any media business or interest therein.

         7.4 BROKERS OR FINDERS. The Company and Seller represent and warrant to Buyer that no agent, broker, investment banker, or other person engaged by the Company or Seller, respectively, is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or the Company in connection with any of the transactions contemplated by this Agreement. Buyer represents and warrants to the Company and Seller that Buyer has not engaged any broker, investment banker. or other person that will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company or Seller in connection with any of the transactions contemplated by this Agreement.

         7.5 RISK OF LOSS. The risk of any material loss, damage, impairment, confiscation, or condemnation of any of the material assets of the Company or its subsidiaries from any cause whatsoever shall be borne by Seller at all times prior to the Closing Date. In the event of any such material loss, damage, impairment confiscation, or condemnation, whether or not covered by insurance, Seller or the Company shall promptly notify Buyer of such loss, damage, impairment, confiscation or condemnation, which notice shall provide an estimate of the costs to repair, restore or replace such assets and shall state whether Seller or the Company intends to repair, restore or replace such assets, whether or not covered by insurance. If Seller, at its expense, repairs, replaces or restores such assets to their prior condition to the reasonable satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss. If Seller does not or cannot restore or replace such lost, damaged, impaired, confiscated or condemned assets or informs Buyer that it does not intend to restore or replace such assets, then the parties shall proceed to the Closing without Seller completing the restoration and replacement of such assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer. To the extent that the repair or replacement cost of any such assets is not covered by such insurance proceeds or condemnation awards, then Buyer and Seller shall submit such matter to Broadcast Investment Analysts for an appraisal and the amount of any such deficiency shall be a Buyer Indemnified Cost (which shall be treated as an adjustment to the Purchase Price) and shall be paid to Buyer by Seller within ten business days after the determination of such deficiency. In such event, Seller shall have no further liability with respect to such loss, damage, impairment, confiscation or condemnation.

         7.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Company, Seller and Buyer will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary to comply with this Agreement, the parties to this Agreement or their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to a Contract or otherwise seeks to enforce such Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for a Seller to participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request, upon reasonable prior notice, during normal business hours and without unreasonable interruption of such person's business activities, and at the sole expense of Buyer, each Seller shall take such action as Buyer may reasonably request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.


                                   ARTICLE 8

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Buyer, the Company and Seller to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The FCC Consents shall have been granted by Initial Order.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                 (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         8.2 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

                 (a) Representations and Warranties. The representations and warranties of the Company and Seller set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company or Seller contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except, with respect to such representations and warranties, (i) for changes that are a result of actions of the Company or Seller that are not prohibited by this Agreement or

(ii) to the extent that any inaccuracies in such representations and warranties that have not been waived by Buyer in the aggregate would not have a Material Adverse Effect. Buyer shall have received a certificate to the foregoing effect signed on behalf of the Company and each of its subsidiaries by the chief executive officer or by the chief financial officer of the Company and by Seller and, with respect to the Company's certificate, stating that the Shares as of the Closing Date represent 100% of the issued and outstanding capital stock of the Company and its subsidiaries.

                 (b) Performance of Obligations. The Company and Seller shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it or them under this Agreement prior to the Closing Date except, with respect to such obligations, to the extent that any breaches of such performance that have not been waived by Buyer in the aggregate would not have a Material Adverse Effect. Buyer shall have received a certificate to such effect signed on behalf of the Company and each of its subsidiaries by the chief executive officer or by the chief financial officer of the Company and each of its subsidiaries and by Seller.

                 (c) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a Material Contract identified on
Schedule 8.2(c) and whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby.

                 (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company and Seller pursuant to Section 9.2 shall have been delivered.

         8.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.

                 (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to the foregoing effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

                 (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this

Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

                 (c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to
Section 9.2 shall have been delivered.


                                   ARTICLE 9

                                    CLOSING

         9.1 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article 8, the Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time (a) on the 10th Business Day after the day on which the FCC Consents have been granted by Initial Order or (b) at such other place and time as Buyer and Seller may agree (the "Closing Date").

         9.2     ACTIONS TO OCCUR AT CLOSING.

                 (a) At the Closing, Buyer shall deliver to Seller the following:

                          (i) Purchase Price. An amount equal to the Purchase Price to Seller by wire transfer of immediately available funds; and

                          (ii) Certificates. The certificates referred to in Sections 8.3(a) and 8.3(b);

                 (b) At the Closing, the Company and Seller shall deliver to Buyer the following:

                          (i)     Share Certificates.  Certificates
         representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer;

                          (ii) Certificates. The certificates described in Sections 8.2(a) and 8.2(b);

                          (iii) Consents; Acknowledgments. The original of each Consent, if any, pursuant to Section 8.2(c); and

                          (iv)    Resignations.  The resignations described in
         Section 5.6, if requested.

                                   ARTICLE 10

                       TERMINATION, AMENDMENT AND WAIVER

         10.1    TERMINATION.  This Agreement may be terminated prior to the
                 Closing:

                 (a)      by mutual consent of Buyer and Seller;

                 (b)      by either Buyer or Seller:

                          (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) or Section 8.3(a) or 8.3(b), as applicable, and (B) cannot be or has not been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

                          (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling Buyer and the Company shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                          (iii) if, for any reason, the FCC denies or dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                          (iv) if, for any reason, any of the Applications is designated for an evidentiary hearing by the FCC; or

                          (v) if the Closing shall not have occurred by the later of the date which is 12 months after the filing of the; provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

         The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, a party that is in material breach of this Agreement shall not be entitled to terminate this Agreement except, in the case of a default by the Company or any Seller, with the consent of Buyer, or in the case of a default by Buyer, with the consent of each Seller.

         10.2    EFFECT OF TERMINATION.

                 (a) In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of any of Seller, the Company or Buyer, except for liability arising out of a breach of this Agreement. Articles 1, 11 and 12, and this Article 10 shall survive termination of this Agreement.

                 (b) The aggregate liability of Seller in connection with a breach of any one or more representations, warranties, covenants or agreements of Seller in this Agreement or any other Transaction Document in the event that the Closing does not occur and this Agreement is terminated shall be limited to $11,175,000.00 and in no event shall Seller be liable for punitive damages.


                                   ARTICLE 11

                                INDEMNIFICATION

         11.1    INDEMNIFICATION OF BUYER.  Subject to the provisions of this
Article 11 and Section 12.2 below, the Company and each Seller, jointly and severally, agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

         11.2    INDEMNIFICATION OF SELLER.  Subject to the provisions of this
Article 11 and Section 12.2 below, Buyer agrees to indemnify and hold harmless each of Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

         11.3 DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 11 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third- party action on such terms as it deems appropriate; provided, however, that:

                 (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the legal fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by all Indemnifying Parties in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

                 (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

                 (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                 (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 11 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         11.4 DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 11.5(b) and 12.2, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         11.5 LIMITATIONS. Subject to Section 12.2 hereof, the following provisions of this Section 11.5 shall be applicable after the time of the
Closing:

                 (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Costs unless and until the aggregate amount of such Indemnified Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 11 exceeds $1,117,500 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.5 below and subject to the exception contained in Section 12.2.

                 (b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 11 unless a written claim for indemnification in accordance with Section 11.3 or
11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the first anniversary of the Closing Date, except that this time limitation shall not apply to any (i) claims for fraud pursuant to
Section 12.2; or (ii) claims for breaches of the representations and warranties contained in Section 3.1(c) (relating to capital structure), and Section 3.1(r) (relating to taxes) and Section 3.2(a) (relating to ownership of the Shares), which representations and warranties shall survive until the expiration of the applicable statute of limitations.

                 (c) No Contribution. Seller, and not the Company (which will be released as of the Closing of its obligations under Section 11.1), shall be liable for any Buyer Indemnified Costs sustained by any Buyer Indemnified Parties subject to the terms, limitations and conditions of this
Article 11. In that event, Seller shall not be entitled to contribution or any other payments from the Company for any Buyer Indemnified Costs that Seller is obligated to pay. In addition, effective as of the Closing, Seller hereby waives and releases any and all rights that it may have under this Agreement or any other Transaction Document to assert claims of contribution against the Company or its subsidiaries.

                 (d) Limited Recourse. The aggregate liability of Seller and of Buyer pursuant to this Article 11 shall be limited to $11,175,000.00 each.

                 (e) Sole and Exclusive Remedy. Seller and Buyer each acknowledge and agree that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, such party's sole and exclusive remedy with respect to Indemnified Costs and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby and by any of the other Transaction Documents shall be in accordance with, and limited by, the provisions set forth in this Article 11.


                                   ARTICLE 12

                               GENERAL PROVISIONS

         12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing except as provided below. The representations and warranties set forth in this Agreement (other than the representations and warranties contained in Section 3.1(c) (relating to capital structure), and Section 3.1(r) (relating to taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations) or any other Transaction Document shall terminate on the first anniversary of the Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Section 11.3 or Section 11.4 hereof before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement and each other Transaction Document, shall survive the Closing indefinitely.

         12.2 NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under Article 11 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Sections 11.5, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or
(c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.2, nor any reference to this Section 12.2 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

         12.3 AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto or by Buyer, the Company and Seller.

         12.4 WAIVER OF COMPLIANCE. Any failure of Buyer on the one hand, or the Company or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         12.5 SPECIFIC PERFORMANCE. The parties recognize that in the event the Company or Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company and Seller hereby waive the defense that there is an adequate remedy at law.

         12.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         12.7 EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or as provided by law, if the Closing does not occur, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. If the Closing does occur, then, except as so provided, all costs and expenses incurred by the Company and Seller, on the one hand, and Buyer, on the other, in connection with such consummation shall be borne solely and entirely by Seller and Buyer, respectively. Notwithstanding the foregoing, all sales, documentary or stamp taxes arising out of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by Seller; provided, however, that, in the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

         12.8 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article 11) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         12.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Buyer, to:

                          SBI Radio Acquisition Corporation
                          600 Congress Avenue, Suite 400
                          Austin, Texas  78701
                          Attention:  William S. Banowsky, Jr.
                          Facsimile:  (512) 340-7890

                 (b)      If to the Company or Seller, to:

                          Capstar Radio Broadcasting Partners, Inc.
                          600 Congress Avenue, Suite 400
                          Austin, Texas  78701
                          Attention:  William S. Banowsky, Jr.
                          Facsimile:   (512) 340-7890

                 (c)      in either case, with copies to:

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201
                          Attention:  Michael D. Wortley
                          Facsimile: (214) 999-7732

                          Wiley, Rein & Fielding
                          1776 K Street, N.W.
                          Washington, D.C.  20006
                          Attention:  Nathaniel F. Emmons
                          Facsimile:  (202) 429-7049

         Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         12.10 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.11 ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder)constitutes the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         12.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

         12.13 PUBLIC ANNOUNCEMENTS. The Company and Seller, on the one hand, and Buyer, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

         12.14 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to Seller and without releasing Buyer from any of its obligations or liabilities hereunder, (a) Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller or the Company. The Company and Seller shall execute an acknowledgment of such collateral assignments in such forms as Buyer's lenders may from time to time reasonably request; provided, however, that unless written notice is given to the Company and Seller that any such collateral assignment has been foreclosed upon, the Company and Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns. Any attempted assignment in violation of this Section 12.14 shall be null and void.

         12.15 DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of the Company, Seller, Buyer and each of their respective Affiliates shall not have any personal liability or obligation arising under this Agreement other than as an assignee of this Agreement.

         12.16 NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that Seller does not retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Stations for any period beyond the Closing Date.

         12.17 EMPLOYEE MATTERS. Subject to the provisions of the employment contracts listed in Schedule 3.1(o), nothing contained in this Agreement shall be deemed to give any employee of the Company the right to be retained in the employ of the Company on or after the Closing Date, to retain the same salary, job responsibility or job location, or to interfere with the right of the Company to terminate any employee of the Company at any time.

         12.18 HEADINGS. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.


                  [Remainder of page intentionally left blank]





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
         IN WITNESS WHEREOF, the Company, Seller, and Buyer have caused this Agreement to be signed, all as of the date first written above.

                                       THE COMPANY:

                                       PATTERSON BROADCASTING, INC.



                                       By:     /s/
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------




                                       SELLER:

                                       CAPSTAR RADIO BROADCASTING PARTNERS, INC.



                                       By:     /s/
                                           ------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------


                                       BUYER:

                                       SBI RADIO ACQUISITION CORPORATION



                                       By:     /s/
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------





                                       44